Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES E CONVERTIBLE PREFERRED STOCK OF
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

I, Tim Morrison, hereby certify that I am the President of Advanced Environmental Recycling Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board on March 16, 2011, adopted the following resolutions creating a series of 30,000 shares of Preferred Stock designated as Series E Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series E Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

1.           Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of Series E Preferred stock shall be 30,000 shares. Each share of the Series E Preferred Stock shall have a par value of $0.01.

2.           Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series E Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Sections 11(c)(i) and 11(c)(ii), all shares of capital stock of the Corporation shall be junior in rank to all shares of Series E Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the shares of Series E Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is of (i) senior rank to the shares of Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) pari passu rank to the shares of Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation, the shares of Series E Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.           Dividends. From and after the first date of issuance of any shares of Series E Preferred Stock (the “Initial Issuance Date”), each holder of a share of Series E Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) per share equal to six percent (6%) per annum (the “Dividend Rate”) of the Stated Value (as defined below) in the manner provided below in this Section 3, including accrued and unpaid dividends, before any dividends shall be declared, set apart for or paid upon any Junior Stock or Parity Stock. Dividends on each share of Series E Preferred Stock shall (i) accrue daily at the Dividend Rate, (ii) commence accruing on the Initial Issuance Date, compounded quarterly, (iii) be computed on the basis of a 360-day year consisting of twelve 30-day months and (iv) be payable in shares of Series E Preferred Stock when and as declared by the Board. Dividends on the Series E Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared.  “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events relating to the Series E Preferred Stock after the Initial Issuance Date.

4.           Conversion. Each share of Series E Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a)           Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any whole number of shares of Series E Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(b)           Conversion Rate. The number of shares of Common Stock issuable upon conversion of each share of Series E Preferred Stock pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any shares of Series E Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)           Mechanics of Conversion. The conversion of each share of Series E Preferred Stock shall be conducted in the following manner:

(i)           Optional Conversion. To convert a share of Series E Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 4:00 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series E Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 4(c)(vi), within five (5) Trading Days following a conversion of any such Series E Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the share(s) of Series E Preferred Stock being converted (or comply with the procedures set forth in Section 14) (the “Preferred Share Certificates”).

(ii)           Corporation’s Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Corporation of such Conversion Notice, the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.

If the number of shares of Series E Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of shares of Series E Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of shares of Series E Preferred Stock not converted.

(iii)           Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)           Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the

Corporation’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any shares of Series E Preferred Stock (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Series E Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise; provided that prior to (but not following) the Corporation’s 2011 annual stockholders meeting, a Conversion Failure shall not be deemed to have occurred if the Corporation has failed to convert shares of Series E Preferred Stock to the extent, and only with respect to the shares of Series E Preferred Stock which cannot be converted as a result of, the Corporation does not have sufficient authorized and unissued shares of Common Stock. In addition to the foregoing, if within three (3) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Corporation shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Corporation’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation, then, in addition to all other rights and remedies available to such Holder, the Corporation shall, within three (3) Business Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate or credit such balance account (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price less the product of (A) such number of shares of Common Stock multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

(v)           Pro Rata Conversion; Disputes. In the event the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such shares of Series E Preferred Stock submitted for conversion, the Corporation shall convert from each Holder electing to have shares of Series E Preferred Stock converted on such date a pro rata amount of such Holder’s shares of Series E

Preferred Stock submitted for conversion on such date based on the number of shares of Series E Preferred Stock submitted for conversion on such date by such Holder relative to the aggregate number of shares of Series E Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of shares of Series E Preferred Stock, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(vi)           Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any shares of Series E Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the shares of Series E Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series E Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by Section 4(c)(i)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series E Preferred Stock upon physical surrender of any shares of Series E Preferred Stock. Each Holder and the Corporation shall maintain records showing the number of shares of Series E Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series E Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series E Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if shares of Series E Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series E Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series E Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series E Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series E Preferred Stock, the number of shares of Series E Preferred Stock represented by such certificate may be less than the number of shares of Series E Preferred Stock stated on the face thereof.  Each certificate for shares of Series E Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO
 SECTION 4(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)           Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Series E Preferred Stock.

5.           Rights Upon Triggering Event.

(a)           Triggering Event. Each of the following events shall constitute a “Triggering Event”:

(i)           the Corporation’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or payment of the Buy-In Price when due or (B) written notice to any Holder (including, without limitation, by way of public announcement or through any of its agents) at any time of its intention not to comply, as required, with a request for conversion of any shares of Series E Preferred Stock that is requested in accordance with the provisions of this Certificate of Designations; or

(ii)           any Event of Default (as defined in the Notes) occurs under any of the Notes.

(b)           Notice of a Triggering Event; Redemption Right. Upon the occurrence of any Triggering Event, the Corporation shall within three (3) Business Days deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (a “Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, such Holder may require the Corporation to redeem all or any portion of such Holder’s shares of Series E Preferred Stock by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Corporation, which Triggering Event Redemption Notice shall indicate the number of shares of Series E Preferred Stock that such Holder is electing to redeem. In addition to all other rights of such Holder contained herein, each share of Series E Preferred Stock subject to redemption by the Corporation pursuant to this Section 5(b) shall be redeemed by the Corporation at a price per share of Series E Preferred Stock equal to the greater of (i) the Conversion Amount of such share of Series E Preferred Stock and (ii) the product of (X) the Conversion Rate in effect at such time as such Holder delivers a Triggering Event Redemption Notice with respect to such Conversion Amount of such share of Series E Preferred Stock multiplied by (Y) the highest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Triggering Event and ending on the date the Corporation makes the entire payment required to be made under this Section 5(b) (the “Triggering Event Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series E Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. In the event of any Triggering Event resulting in the Corporation’s redemption of any shares of Series E Preferred Stock under this Section 5(b), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 5(b)  is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Notwithstanding anything to the contrary in this Section 5, until the Triggering Event Redemption Price is paid in full, all shares of Series E Preferred Stock submitted for redemption under this Section 5(b) may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4, and upon such conversion the Corporation’s obligations under this Section 5(b) shall terminate with regard to all shares so converted.

6.           Liquidation Preference.

(a)           Preferential Payment to Holders of Series E Preferred Stock. Upon any Liquidation Event (as defined below), each of the Holders shall be entitled to receive in cash out of the assets of the Corporation available for distribution to its stockholders, whether from capital or from earnings available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Preferred Stock upon such Liquidation Event, but before any payment shall be made to the holders of Junior Stock, an amount in cash with respect to each share of Series E Preferred Stock then held by the Holders equal to the greater of (x) the sum of (i) the Stated Value plus (ii) all accrued and unpaid Dividends and (y) the amount per share such Holder would receive if such Holder converted such share of Series E Preferred Stock into Common Stock immediately prior to such Liquidation Event. If upon any such Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the Holders of shares of Series E Preferred Stock the full amount to which they shall be entitled, the Holders of shares of Series E Preferred Stock and the holders any Parity Stock shall share ratably in any distribution of the remaining assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. To the extent necessary, the Corporation shall cause such actions to be taken by any of its Subsidiaries (as defined below) so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 6(a). All the preferential amounts to be paid to the Holders under this Section 6(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the assets of the Corporation available for distribution to the holders of Junior Stock in connection with a Liquidation Event as to which this Section 6 applies. For purposes of this Certificate of Designations, a “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(b)           Distribution of Remaining Assets. Upon a Liquidation Event, after the payment of all preferential amounts required to be paid to the Holders, the Holders will not be entitled to any further participation as such in any distribution of the remaining assets of the Corporation as holders of shares of Series E Preferred Stock.

(c)           Additional Rights. In the event the requirements of this Section 6 are not complied with, the Corporation shall forthwith either (i) cause such Liquidation Event to be postponed until such time as the requirements of this Section 6 have been complied with; or (ii) cancel such Liquidation Event, in which event the rights, powers, designations, preferences and privileges of the holders of the Series E Preferred Stock shall revert to and be the same as such rights, powers, designations, preferences and privileges existing immediately prior to the Liquidation Event.

7.           Rights Upon Issuance of Other Securities and Special Adjustments.

(a)           Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Corporation issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Excluded Securities (as defined below) issued or sold or deemed to have been issued or sold) for a consideration per share less than a price equal to the Current Market Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Current Market Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately following such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to “CP1” below:

                                                   OB  +  (AC / CSP)
CP1  =    CCP  x    _________________
                             OA

CCP = the Conversion Price in effect immediately prior to such Dilutive Issuance

OB = the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such Dilutive Issuance

AC = the consideration, if any, received by the Corporation upon such Dilutive Issuance

CSP = the Closing Sale Price of the Common Stock on the date of issuance or sale or deemed issuance or sale of the shares of Common Stock in such Dilutive Issuance

OA = the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)           Issuance of Options.  If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option  minus (2) the sum of all amounts paid or payable by, or for the benefit of, the Corporation to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security minus (2) the sum of all amounts paid or payable by, or for the benefit of, the Corporation to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)           Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)           Calculation of Consideration Received. If any Option or Convertible Security is issued or deemed issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Corporation minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor and not reduced by any standard and customary underwriter’s discounts or commissions, standard and customary selling agent commissions or expenses or other standard and customary reasonable expenses (but net of any amount or other consideration paid or payable to, or withheld by, any purchaser thereof or any of its affiliates). If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business (including goodwill) of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the applicable Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and such Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v)           Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(vi)           Application. If a Dilutive Issuance occurs that results in an adjustment to the Conversion Price and the exercise price or conversion price (as the case may be) of any other Options or Convertible Securities pursuant to the express terms thereof, then the only adjustment that shall be made under this Section 7(a) shall be the adjustment required to be made as a result of such Dilutive Issuance and no adjustment shall be made under this Section 7(a) with respect to any such adjustment made as a result of such Dilutive Issuance to the exercise price or conversion price (as the case may be) of any such Options or Convertible Securities.

(b)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 7(a) or Section 8, if the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 7(a) or Section 8, if the Corporation at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c)           Other Events. In the event that the Corporation (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holders from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders, provided that no such adjustment pursuant to Section 7(c) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if any Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Corporation’s board of directors and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Corporation.

8.           Rights Upon Fundamental Transaction.

(a)           Receipt of Consideration. Prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of the shares of Series E Preferred Stock held by such Holder: (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Fundamental Transaction or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Fundamental Transaction in such amounts as such Holder would have been entitled to receive had the Series E Preferred Stock held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.

(b)           Notice of a Fundamental Transaction; Redemption Right. No later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier to each Holder (a “Fundamental Transaction Notice”). At any time during the period beginning after a Holder’s receipt of a Fundamental Transaction Notice or such Holder becoming aware of a Fundamental Transaction if a Fundamental Transaction Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Fundamental Transaction or (B) the date of receipt of such Fundamental Transaction Notice, such Holder may require (other than with respect to a Fundamental Transaction that occurs solely as a result of clause (i)(5) of the definition thereof) the Corporation to redeem all or any portion of such Holder’s shares of Series E Preferred Stock by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Corporation, which Fundamental Transaction Redemption Notice shall indicate the number of shares of Series E Preferred Stock that such Holder is electing to redeem. Each share of Series E Preferred Stock subject to redemption pursuant to this Section 8(b) shall be redeemed by the Corporation in cash at a price per share of Series E Preferred Stock equal to the Conversion Amount thereof (the “Fundamental Transaction Redemption Price”). Redemptions required by this Section 8(b) shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders of Junior Stock in connection with such Fundamental Transaction. To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series E Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. In the event of a Fundamental Transaction resulting in the Corporation’s redemption of any portion of the shares of Series E Preferred Stock under this Section 8(b), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 8(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Notwithstanding anything to the contrary in this Section 8(b), until the Fundamental Transaction Redemption Price is paid in full, the shares of Series E Preferred Stock submitted by such Holder for redemption under this Section 8(b) may be converted, in whole or in part, by such Holder pursuant to Section 4 into Common Stock or in the event the Conversion Date is after the consummation of such Fundamental Transaction, Common Stock, securities and/or other assets (as applicable) as contemplated by Section 8(a), and upon such conversion the Corporation’s obligations under this Section 8(b) shall terminate with regard to all shares so converted.

(c)           Application. The provisions of this Section 8 shall apply similarly and equally to successive Fundamental Transactions.

9.           Redemptions by Holders.

(a)           Mechanics. The Corporation shall deliver the applicable Triggering Event Redemption Price to the applicable Holder in cash within three (3) Business Days after the Corporation’s receipt of the applicable Holder’s Triggering Event Redemption Notice. If a Holder has submitted a Fundamental Transaction Redemption Notice in accordance with Section 8(b), the Corporation shall deliver the applicable Fundamental Transaction Redemption Price to such Holder in cash concurrently with the consummation of such Fundamental Transaction if such notice is received at least one (1) Business Day prior to the consummation of such Fundamental Transaction and within three (3) Business Days after the Corporation’s receipt of such notice otherwise. In the event that the Corporation does not pay the applicable Redemption Price to the applicable Holder within the time period required, at any time thereafter and until the Corporation pays such unpaid Redemption Price in full, the applicable Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to such Holder any or all of the shares of Series E Preferred Stock that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid. Upon the Corporation’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to the shares of Series E Preferred Stock specified in such notice and (y) the Corporation shall immediately return the shares of Series E Preferred Stock specified in such notice to the applicable Holder. A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Corporation’s obligations to make any payments of interest which have accrued prior to the date of such notice with respect to the applicable Redemption Amount subject to such notice. Interest shall accrue at the rate of 1% per month (prorated for partial months) on all Redemption Amounts that are not paid when due until such Redemption Amounts are paid in full and the Corporation shall pay such accrued interest to the applicable Holder at the time the applicable Redemption Amount is paid in full to such Holder.

(b)           Notice of Redemptions. Upon the Corporation’s receipt of any Redemption Notice from any of the Holders, the Corporation shall immediately, but no later than three (3) Business Days after its receipt thereof, forward to each of the other Holders by facsimile a copy of such notice. If the Corporation receives more than one (1) Redemption Notice during the seven (7) Business Day period beginning on and including the date of the Corporation’s receipt of the first Redemption Notice and the Corporation is unable to redeem all of the shares of Series E Preferred Stock designated in all Redemption Notices received during such seven (7) Business Day period, then the Corporation shall redeem a pro rata amount from each Holder from who the Corporation received Redemption Notices during such seven (7) Business Day period based on the number of shares of Series E Preferred Stock submitted for redemption pursuant to such Redemption Notices by each such Holder relative to the aggregate number of shares of Series E Preferred Stock submitted for redemption pursuant to such Redemption Notices.

10.           Rights Upon Issuance of Purchase Rights. In addition to any adjustments pursuant to Section 7 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series E Preferred Stock held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

11.           Voting Rights.

(a)           General. The holders of Series E Preferred Stock shall be entitled to written notice of all meetings of stockholders or written consents (and copies of proxy materials and other information sent to stockholders) in accordance with the Corporation’s bylaws (the “Bylaws”) and the DGCL. On any matter (other than the election of the Series E Directors, which is addressed by Section 11(b) hereof) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the holders of outstanding shares of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series E Preferred Stock would be convertible under the circumstances described in Section 4 hereof on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as provided by law or as expressly contemplated by the other provisions of this Certificate of Designations (including, without limitation, Sections 11(b) and 11(c) below), holders of Series E Preferred Stock shall vote together with the holders of Common Stock and the holders of any other capital stock entitled to vote on such matters as a single class.

(b)           Election of Directors. In addition to the voting rights provided in Section 11(a), the holders of Series E Preferred Stock shall have the exclusive right, voting separately as a single class, to elect (i) for so long as there remain outstanding shares of Series E Preferred Stock representing at least twenty percent (20%) of the outstanding shares of Common Stock (calculated assuming that the Preferred Stock is then fully converted into shares of Common Stock at the then-prevailing applicable Conversion Price), four (4) of the Corporation’s seven (7) directors and (ii) for as long as any shares of Series E Preferred Stock remain outstanding but such outstanding shares of Series E Preferred Stock do not satisfy the provisions of clause (i) above, one (1) of the Corporation’s seven (7) directors (such directors elected pursuant to this sentence are referred to herein as the “Series E Directors”).  Each committee of the Board shall include at least one (1) Series E Director. All Series E Directors shall be elected by the affirmative vote of the Required Holders either at meetings of stockholders at which directors are elected, a special meeting of holders of Series E Preferred Stock or by written consent without a meeting in accordance with the DGCL. Each Series E Director so elected shall serve for a term of one (1) year and until such Series E Director’s successor is elected and qualified, subject to such Series E Director’s earlier death, resignation or removal. Any vacancy in the position of a Series E Director may be filled only by the holders of the Series E Preferred Stock. Each Series E Director may, during such Series E Director’s term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series E Preferred Stock called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders. Any vacancy created by such removal may also be filled at such meeting or by such consent.

(c)           Series E Preferred Stock Protective Provisions. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, the Corporation shall not (and the Corporation shall not permit any Subsidiary of which it owns, directly or indirectly, twenty percent (20%) or more of the voting securities (each a “Controlled Subsidiary”) and shall use its reasonable best efforts to not permit any other Subsidiary to):

(i)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or other equity interest unless the same ranks junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends, subject to clause (ii) below;

(ii)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any Junior Stock requiring redemption or repayment of such Junior Stock;

(iii)           issue any shares of Series E Preferred Stock other than pursuant to the Securities Agreement;

(iv)           authorize, adopt or file any certificate of designations or articles or certificate of amendment of any series of shares of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

(v)           authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets or stock of the Corporation or any Subsidiary; (b) any merger or consolidation or other reorganization of the Corporation or any

Subsidiary with or into another Person, (c) the acquisition by the Corporation or any Subsidiary of another Person by means of a purchase of all or substantially all of the capital stock or other equity interests or assets of such Person or (d) a liquidation, winding up, dissolution or adoption of any plan for the same, or consent to any of the foregoing;

(vi)           amend, alter or repeal any provision of, or add any provision to, the Bylaws or the Certificate of Incorporation (by means of amendment or by merger, consolidation or otherwise) that would adversely affect any of the holders of Series E Preferred Stock in any manner;

(vii)           increase or decrease the authorized number of directors constituting the Board or any committee of the Board;

(viii)           authorize, adopt or implement any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision or other provision relating to accumulations of beneficial ownership of securities of the Corporation or a change in control of the Corporation or any of its Subsidiaries under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Holder or any of its affiliates;

(ix)           amend, alter or repeal the preferences, privileges, rights or other powers of the Series E Preferred Stock so as to affect adversely the Series E Preferred Stock (including, without limitation, the authorization or issuance of any series of preferred stock with preference or priority over, or being on a parity with the Series E Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, which shall be deemed so to affect adversely the Series E Preferred Stock);

(x)           issue any indebtedness (other than asset based revolving lines of credit) which exceed $3,000,000 in the aggregate;

(xi)           take any other action or agree to take any action that adversely affects any of the terms or any of the rights, powers, preferences or privileges of the holders of the Series E Preferred Stock; or

(xii)           whether or not prohibited by the terms of the Series E Preferred Stock, circumvent a right of the Series E Preferred Stock.

12.           Non-Redeemable; Maturity.

(a)           Non-Redeemable. Except as otherwise expressly contemplated by this Certificate of Designations (including, without limitation, Sections 5, 8, 9 and 12(a)), the shares of Series E Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of any of the Holders at any time.

(b)           No Maturity. The Series E Preferred Stock shall not be subject to any mandatory redemption, sinking fund or similar provisions.

13.           Authorized Shares.

(a)           Reservation.  Following the Corporation’s 2011 annual stockholders meeting, the Corporation shall have sufficient authorized and unissued shares of Common Stock for each of the shares of Series E Preferred Stock equal to 133% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each share of Series E Preferred Stock.  Without limiting the foregoing, so long as any of the shares of Series E Preferred Stock are outstanding, the Corporation shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Series E Preferred Stock then outstanding, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the shares of Series E Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series E Preferred Stock held by each Holder at the time of issuance of shares of Series E Preferred Stock or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series E Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Series E Preferred Stock shall be allocated to the remaining Holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held by such Holders.

(b)           Insufficient Authorized Shares.  If, notwithstanding Section 13(a) and not in limitation thereof, at any time while any of the shares of Series E Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series E Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to have available the Required Amount for the shares of Series E Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred twenty (120) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; provided that such time period shall be extended an additional thirty (30) days in the event the Securities Exchange Commission initiates a review of the stockholder proxy. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.

14.           Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series E Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by a Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

15.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations (including, without limitation, compliance with Section 7).

16.           Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series E Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series E

Preferred Stock and (iii) shall, so long as any shares of Series E Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the shares of Series E Preferred Stock.

17.           Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof.

18.           Participation. In addition to any adjustments pursuant to Section 7, each of the Holders shall, as holders of shares of Series E Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if each such Holder had converted each share of Series E Preferred Stock held by such Holder into shares of Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock.

19.           Transfer of Series E Preferred Stock. A Holder may transfer its shares of Series E Preferred Stock at any time without the consent of the Corporation.

20.           Series E Preferred Stock Register.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series E Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series E Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any Series E Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21.           Stockholder Matters; Amendment.

(a)           Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series E Preferred Stock may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent effected by written consent in lieu of a meeting.

(b)           Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose,

or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

22.           Notices. The Corporation shall provide each Holder of Series E Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor; provided, however, that the provision by the Corporation to any Holder of Series E Preferred Stock of written notice of an action in accordance with any other notice requirements set forth in this Certificate of Designations with regard to such action shall constitute prompt written notice for purposes of this Section 22. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 9(f) of the Securities Agreement.

23.           Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the Closing Sale Price, Current Market Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate or the applicable Redemption Price, the Corporation or the applicable Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within seven (7) Business Days after receipt of the applicable notice giving rise to such dispute to the Corporation or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If such Holder and the Corporation are unable to agree upon such determination or calculation within seven (7) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Corporation or such Holder (as the case may be), then the Corporation shall, within two (2) Business Days, submit via facsimile or e-mail (a) the disputed determination of the Conversion Price, the Closing Sale Price, Current Market Price or fair market value (as the case may be) to an independent, reputable investment bank selected by such Holder and approved by the Corporation or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price to an independent, outside accountant (other than the Corporation’s or such Holder’s independent, outside accountant). The Corporation shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Corporation and such Holder of the results no later than twenty (20) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error or fraud.

24.           Defined Terms.

(a)           “1934 Act” Securities Exchange Act of 1934, as amended.

(b)            “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Corporation prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase

Common Stock may be issued to any employee, officer or director for services provided to the Corporation in their capacity as such; provided that so long as there remain outstanding shares of Series E Preferred Stock representing at least twenty five percent (25%) of the outstanding shares of Common Stock (calculated assuming that the Preferred Stock is then fully converted into shares of Common Stock at the then-prevailing applicable Conversion Price), the consent of the holders of a majority of the outstanding shares of Series E Preferred Stock shall be required to approve any Approved Share Plan.

(c)           “Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be) and (iii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security (as the case may be).

(d)           “Bloomberg” means Bloomberg, L.P.

(e)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)           “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder. If the Corporation and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g)           “Common Stock” means (i) the Corporation’s shares of Class A common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed, exchanged or converted or any share capital resulting from a reclassification or recapitalization of such common stock.

(h)           “Common Stock Deemed Outstanding” means, as of the particular time of determination, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof (but (i) excluding any shares of Common Stock owned or held by or for the account of the Corporation, shares of Common Stock issuable under Options and Convertible Securities not then exercisable, exchangeable or convertible and shares of Common Stock issuable upon conversion of shares of Series E Preferred Stock                                                                                                                                        and (ii) taking account of any limitations on exercise, exchange or conversion set forth in such Options or Convertible Securities).

(i)           “Conversion Amount” means, with respect to each share of Series E Preferred Stock, as of a particular date of determination, the sum of (1) the Stated Value thereof plus (2) all accrued and unpaid Dividends thereon.

(j)            “Conversion Price” means, as of any Conversion Date or other date of determination, $0.075, subject to adjustment as provided herein.

(k)           “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(l)           “Current Market Price” shall mean the VWAP of the Common Stock for the ten (10) Trading Day period immediately preceding the applicable date of determination.

(m)           “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the Nasdaq BX Market, or the Principal Market.

(n)           “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock to directors, officers or employees of the Corporation in their capacity as such pursuant to an Approved Share Plan, provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Holders; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; and (iii)  shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock.

(o)           “Fundamental Transaction” means that (i) the Corporation or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person (excluding a merger or consolidation of a wholly-owned Subsidiary of the Corporation into the Corporation or another wholly-owned Subsidiary of the Corporation only if such merger or consolidation of such wholly-owned Subsidiary and the Corporation or such other wholly-owned Subsidiary (as applicable) does not involve any other Person), or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” (other than any Holder or any of its affiliates) or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) (other than any group of which any Holder or any of its affiliates is a member thereof) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

(p)           “Initial Issuance Date” means March 18, 2011.

(q)           “Notes” means the notes issued pursuant to the Securities Agreement, as may be amended from time to time (including all notes issued in exchange therefor or replacement thereof).

(r)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(s)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(t)           “Principal Market” means the OTC Bulletin Board.

(u)           “Redemption Notices” means, collectively, Triggering Event Redemption Notices and Fundamental Transaction Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(v)           “Redemption Prices” means, collectively, Triggering Event Redemption Prices and the Fundamental Transaction Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(w)           “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(x)           “Securities Agreement” means that certain Securities Purchase and Exchange Agreement, dated as of the Initial Issuance Date, by and between the Corporation and the investor listed therein, pursuant to which the Corporation issued the Notes and Series E Preferred Stock, as may be amended from time to time.

(y)           “Subsidiary” means any Person in which the Corporation, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person, excluding (x) capital stock of a publicly-traded corporation only if such capital stock is held by the Corporation for passive investment purposes only, is less than five percent (5%) of the outstanding capital stock of such corporation and such capital stock is listed on an Eligible Market and (y) capital stock of a privately-held corporation only if such capital stock is held by the Corporation for passive investment purposes only, is less than ten percent (10%) of the outstanding capital stock of such corporation and (1) the fair market value of such capital stock and (2) the Corporation’s investment in such corporation (including, without limitation, the fair market value of all assets contributed thereto or therefor or all claims or other property exchanged, released or surrendered (as the case may be) in consideration for such capital stock), in each case, is less than $50,000, or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Subsidiaries.”

(z)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(aa)           “Voting Stock” of a Person means capital stock or other equity interests of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(bb)           “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder. If the Corporation and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

25.           Tax Treatment. The Corporation covenants not to treat the Series E Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

26.           General Provisions.  In addition to the above provisions with respect to Series E Preferred Stock, such Series E Preferred Stock shall be subject to, and be entitled to the benefit of, the provisions set forth in the Certificate of Incorporation with respect to preferred stock of the Corporation generally.

27.           Corporate Opportunity. In accordance with the provisions of the DGCL Section 122(17), the Corporation hereby determines that it is in the best interests of the Corporation to renounce in advance any interest or expectancy of the Corporation in the following specified business opportunities and classes or categories of business opportunities: (i) any business opportunities presented to or originated by H.I.G. Capital Partners IV, L.P. (“HIG Capital”) and H.I.G. AERT, LLC (“HIG AERT”) (collectively, with their respective affiliates and the directors, officers, employees, agents and/or other representatives of HIG

Capital and HIG AERT and their affiliates, the “Fund Persons”); (ii) any business opportunities presented to or originated by any officer or director of the Corporation that is or was a director, officer, employee, agent and/or other representative of the Fund Persons; (iii) any business opportunities that are within the same line or type of business as conducted by any one or more of the Fund Persons on or prior to March 17, 2011 (collectively, the “Fund Business”); and/or (iv) any business opportunities that are related to, or evolve from, the Fund Business.

*           *           *           *           *

EXHIBIT I

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Advanced Environmental Recycling Technologies, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: ___________________________________________________

Number of shares of Series E Preferred Stock to be converted: ___________________

Share certificate no(s). of Series E Preferred Stock to be converted: _______________

Tax ID Number (If applicable): ___________________________________________

Conversion Price: ____________________________________________________

Number of shares of Common Stock to be issued: ____________________________

Please issue the shares of Common Stock into which the shares of Series E Preferred Stock are being converted in the following name and to the following address:

Issue to: ___________________________________________________________
            ____________________________________________________

Address: ___________________________________________________________

Telephone Number: ___________________________________________________

Facsimile Number: ____________________________________________________

Holder: ____________________________________________________________

By: _______________________________________________________________
Title: ______________________________________________________________

Dated:

Account Number (if electronic book entry transfer): ___________________________

Transaction Code Number (if electronic book entry transfer): ____________________

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs [                                ] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated __________, 20__ from the Corporation and acknowledged and agreed to by [                              ].

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: _______________

Name: _____________
Title: ______________

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed and acknowledged this certificate on March 17, 2011.

_______________________________
Tim Morrison
President of Advanced Environmental Recycling Technologies, Inc.